Response to Item 77D

Eaton Vance Core Bond Fund (formerly
Eaton Vance Investment Grade Income
Fund)
Material changes to the investment policies of the Fund are described in one or more supplements to the Fund's prospectus and statement of additional information, filed pursuant to Rule 497 under the Securities Act of 1933, as amended, and are incorporated herein by reference.

Eaton Vance Small-Cap Value Fund (Eaton
Vance Global Small-Cap Fund effective
7/6/15)
Material changes to the investment policies of the Fund are described in one or more supplements to the Fund's prospectus and statement of additional information, filed pursuant to Rule 497 under the Securities Act of 1933, as amended, and are incorporated herein by reference.